Exhibit 14

Consent of Independent Accountants

We hereby consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to the Registration Statement on Form N-14 of our report dated November 23, 2001, relating to the financial statements and financial highlights which appear in the September 30, 2001 Annual Report to Shareholders of the Rockhaven Fund and the Rockhaven Premier Dividend Fund, which are also incorporated by reference into this Pre-Effective Amendment No. 1 to the Registration Statement. We also consent to the references to us under the headings "Experts" and "Independent Accountants" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
New York, NY
July 25, 2002